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                                                               Exhibit (a)(1)(J)


FOR IMMEDIATE RELEASE
Contact: Shari Eastwood
Telephone Number: (866) 275-3707


                  ARVP III ACQUISITION, L.P. EXTENDS OFFER FOR
                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                    -- AT PURCHASE PRICE OF $400 PER UNIT --
                               UNTIL JUNE 4, 2004


COSTA MESA, C.A. - (BUSINESS WIRE) - May 17, 2004 - ARVP III Acquisition, L.P. (the "Purchaser") announced today that it has extended the expiration date of its offer to purchase all of the limited partnership units (other than units owned by ARV Assisted Living, Inc. or its affiliates) of American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), and the related consent solicitation to 11:59 p.m. Eastern time, on June 4, 2004, unless further extended (the "Expiration Date"). The offer and the related consent solicitation are each being made pursuant to the Purchaser's Offer to Purchase and Consent Solicitation Statement, dated March 24, 2004 (the "Offer to Purchase"). If the offer and consent solicitation are further extended, the Purchaser will issue a press release no later than 9:00 a.m., Eastern time, on the next business day after the day on which the offer and consent solicitation were previously scheduled to expire.


The Purchaser has offered to purchase all the units (other than units held by ARV Assisted Living, Inc. or its affiliates) for a purchase price of $400 per unit in cash, less the amount of any cash distributions made or declared with respect to the units on or after March 24, 2004, in accordance with the terms of the Offer to Purchase. The related consent solicitation would allow the Purchaser to effect a merger pursuant to which each unit (other than units held by ARV Assisted Living, Inc. or its affiliates) not validly tendered in the offer or withdrawn would be converted into the right to receive $400, as more fully described in the Offer to Purchase. ARV Assisted Living, Inc., the general partner of the Partnership, directly or indirectly wholly-owns the Purchaser, and is a wholly-owned subsidiary of Atria Senior Living Group, Inc. ARV Assisted Living, Inc. also owns approximately 52.5% of the limited partnership units of the Partnership.

As of May 14, 2004, approximately 3,445 Units, or approximately 39% of all outstanding units (other than units held by ARV Assisted Living, Inc. or its affiliates) had been validly tendered and not withdrawn. Approximately 97% of the unitholders who have voted on the proposal to effect the merger to date have consented to the terms of the merger.

Unitholders who wish to receive the $400 per unit offer price must complete the Agreement of Assignment and Transfer previously sent to unitholders in accordance with the Offer to Purchase and deliver it to the Purchaser's information agent to the attention of American Retirement Villas Properties III, L.P., c/o ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5,
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6th Floor, Dallas, Texas 75204 (Tel. (866) 275-3707), on or before 11:59 p.m.,
Eastern time, on June 4, 2004, unless the offer is further extended. Unitholders who wish to consent to the proposal to effect the merger as described in the Offer to Purchase must complete their Consent Forms in accordance with the Offer to Purchase and deliver them to the same address listed above on or before 11:59 p.m., Eastern time, on June 4, 2004, unless the offer is further extended.


Unitholders who have any questions about the Purchaser's offer and/or consent solicitation, need help or would like additional copies of the Offer to Purchase, the Agreement of Assignment and Transfer, the Consent Form or any other documents disseminated to unitholders should contact ACS Securities Services, Inc. at the number above.

THE PURCHASER STRONGLY ADVISES ALL PARTNERSHIP UNITHOLDERS TO READ THE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE CONSENT FORM THAT THE PURCHASER MAILED TO ALL UNITHOLDERS, AS WELL AS ITS SCHEDULE TO AND SCHEDULE 14A, WITH EXHIBITS AND THEIR AMENDMENTS, THAT HAVE BEEN FILED WITH THE SEC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE ANY UNITS, THE SOLICITATION OF AN OFFER TO SELL ANY UNITS, THE SOLICITATION OF THE CONSENT OF ANY LIMITED PARTNER OR A RECOMMENDATION TO ANY UNITHOLDER TO TAKE ANY ACTION WITH RESPECT TO ANY OFFER. THE SOLICITATION AND OFFER TO BUY UNITS OF THE PARTNERSHIP AND THE SOLICITATION OF UNITHOLDER CONSENTS ARE BEING MADE PURSUANT TO THE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER, THE CONSENT FORM AND RELATED MATERIALS THAT THE PURCHASER HAS SENT TO UNITHOLDERS AND FILED WITH THE SEC. THE PURCHASER STRONGLY ADVISES ALL UNITHOLDERS TO READ SUCH MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. UNITHOLDERS MAY OBTAIN COPIES OF THESE MATERIALS FOR FREE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, ACS SECURITIES SERVICES, INC., AT (866) 275-3707 (TOLL-FREE). INFORMATION RELATING TO THE PARTICIPANTS IN THE OFFER AND CONSENT SOLICITATION IS CONTAINED IN THE OFFER TO PURCHASE.

Certain statements in this press release may constitute forward-looking statements. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. Subject to Rules 13e-3(d)(2), 13e-3(f)(i)(iii) and 13d-3(b) of the Exchange Act, neither the Purchaser nor any of its affiliates undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.